Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Carolyn Gay
Vice President, Financial Accounting Officer
Intermountain Community Bancorp
(509)944-3888
carolyng@panhandlebank.com
INTERMOUNTAIN COMMUNITY BANCORP (IMCB) ANNOUNCES FIRST QUARTER EARNINGS AND 10% STOCK DIVIDEND
Sandpoint, Idaho, April 25, 2007 — Intermountain Community Bancorp (OTCBB — IMCB.OB), the largest locally owned state bank in Idaho, announced first quarter 2007 earnings today as well as the approval by its Board of Directors of a 10% stock dividend. Net income was $2.1 million, down 18.3% from the $2.6 million reported for the quarter ended March 31, 2006. The decline in earnings reflected an increase in the Company’s loan loss provision, the negative effects of an inverted market rate curve on the Company’s net interest margin, and a slowing real estate economy. In comparison, first quarter 2006 earnings were bolstered by an adjustment in the Company’s methodology for calculating the allowance for loan loss in late 2005 that resulted in a $96,000 recovery of the provision in last year’s first quarter.
IMCB continued to generate strong growth in assets to a record $931.7 million, an increase of 25.1% over March 31, 2006. Loan balances increased by 21.5% and deposit balances increased by 17.3% during this same time period. Earnings per fully diluted share decreased by 20.0% to $0.24 per share for the quarter ended March 31, 2007. Earnings per fully diluted shares have been adjusted for the 10% stock dividend announced in this press release, effective May 31, 2007 to all shareholders of record as of May 15, 2007.
“We continue to execute our business plan and build momentum in our Company and the communities in which we operate,” noted Chief Executive Officer, Curt Hecker. “Our loans and deposits are growing and our net interest margin remains near the top of the industry, in spite of a tightening economy and difficult interest rate environment. Our 2006 expansion efforts and the increasing regulatory compliance burden associated with being a small publicly traded bank, have impacted our net income growth. However, we’re strengthening our position in existing and new markets by focusing on developing profitable customer and community relationships, while building scale and increasing efficiency to offset our cost structure,” Hecker stated. “We continue to believe that banking success and long-term shareholder value are created through strong customer and community relations and by attracting, retaining and motivating the best employees in the market. Our focus continues on these objectives.”
The 10% stock dividend announced today, will be issued, effective May 31, 2007 to all shareholders of record as of May 15, 2007. In announcing the dividend, Jack Parker, Chairman of IMCB stated, “We continue to appreciate the confidence that our shareholders place in IMCB. We are very pleased to reward their loyalty with this dividend.”
First Quarter 2007 Highlights
▪	Net income for the quarter ended March 31, 2007 totaled $2.1 million

▪	Net interest income increased 16.8% to $10.8 million compared to the same period last year

▪	Total assets grew to $931.7 million as of March 31, 2007, an increase of 25.1% over the same period last year

▪	Net loans receivable increased to a record $685.1 million, up 3.1% over the December 2006 balance, and 21.5% over the March 31, 2006 balance

▪	Deposits increased 3.1% over year end 2006, and 17.3% over March 31, 2006

▪	Book value per share increased 16.1% to $10.86 per share, compared to the quarter ended March 31, 2006, primarily due to the retention of net income and the increase in the fair market value of the available-for-sale investment portfolio
Key Financial Results ($ in thousands, except per share data):

Balance sheet	Mar 31, 2007	Mar 31, 2006	Actual Change	% Change
Loans Receivable, net	$685,068	$564,034	$121,034	21.5%
Allowance for Loan Loss	$10,568	$8,395	$2,173	25.9%
Total Assets	$931,667	$744,551	$187,116	25.1%
Total Deposits	$715,287	$610,002	$105,285	17.3%

	Three Months Ended Mar 31,
Income statement	2007	2006
Net Income	$2,093	$2,562
Annualized Return on Assets	0.92%	1.41%
Annualized Return on Equity	10.7%	15.7%
Basic Earnings Per Share (1)	$0.26	$0.32
Diluted Earnings Per Share (1)	$0.24	$0.30

(1)	Basic and fully diluted earnings per share have been adjusted for the 10% stock dividend announced today which is effective May 31, 2007 for all shareholders of record as of May 15, 2007.
Financial Summary:
Net income for the quarter ended March 31, 2007 totaled $2.1 million, a decrease of 18.3% over the same period in 2006. Return on average assets and return on average equity for the three months ended March 31, 2007 decreased to 0.92% and 10.7% compared to 1.41% and 15.7% for the same period one year ago. The decrease in both the return on average assets and the return on average equity resulted from the decrease in net income, as increases in the loan loss provision and operating expenses offset increases in net interest income and other income.
Net interest income after provision for loan losses rose to $10.0 million for the quarter ended March 31, 2007, an improvement of $0.6 million, or 6.7% over the same period last year. The Company continued to experience consistent growth in earning assets while maintaining a strong net interest margin. Flattening market rates and an inverted yield curve, in which short-term market rates remained higher than longer-term rates, caused IMCB’s net interest margin to decrease by 31 basis points to 5.24% for the quarter ended March 31, 2007 compared to 5.55% for the quarter ended March 31, 2006. Despite this decline, the bank’s net interest margin performance continues to rank near the top of its peer group nationwide.
The provision for losses on loans increased to $834,000 for the quarter ended March 31, 2007 compared to recovery of $96,000 for the quarter ended March 31, 2006. The increase is due primarily to a refinement in the calculation of the loan loss reserve for the loan portfolio that had a significant impact in the quarter ending

March 31, 2006 as well as the growth of the loan portfolio by 21.5% from one year ago. The loan loss allowance to total loans ratio was 1.52% at March 31, 2007, compared to 1.47% at March 31, 2006. Management believes that the level of the loan loss allowance as of March 31, 2007 is adequate for the prevailing economic conditions and the balance and mix of the loan portfolio.
Non-interest income for the quarter ended March 31, 2007 increased 24.6% or $601,000 over the quarter ended March 31, 2006. Fees and services charges improved 22.6% or $464,000 for the quarter. The increase in non-interest income for the quarter was driven largely by account growth, fees generated on origination of mortgage loans, increased debit card income and increased contract income from the bank’s secured deposit program. The bank is also benefiting from fees generated by the 2006 addition of its Trust & Wealth Management division and the late 2006 purchase and assimilation of Intermountain Community Investments, its investment sales division.
Non-interest expense for the quarter ended March 31, 2007 increased 25.6%, or $2.0 million compared to the quarter ended March 31, 2006. Investments to develop new markets and new services, coupled with increases in staffing and fixed assets to support increasing regulatory compliance requirements were the primary contributors to the growth in non-interest expense for the quarter.
After adjusting for the announced 10% stock dividend, earnings per share for the quarter ended March 31, 2007 totaled $0.26, and on a fully diluted basis, $0.24 per share. This compares to earnings per share of $0.32 and fully diluted earnings per share of $0.30 for the same time period last year. Basic and fully diluted earnings per share have been adjusted for the 10% stock dividend announced today which is effective May 31, 2007 for all shareholders of record as of May 15, 2007.
As of March 31, 2007, assets totaled $931.7 million, an increase of $187.1 million, or 25.1% over March 31, 2006 and an increase of $11.8 million, or 1.3% over December 31, 2006. The slower asset growth in the first quarter of 2007 largely reflects a seasonal slowdown in agricultural and construction activity, and a slowing residential real estate economy. Total deposits grew 17.3%, or $105.3 million over March 31, 2006 to a total of $715.3 million, and loans receivable increased $121.0 million or 21.5% over March 31, 2006. Strong organic growth in the bank’s existing markets and increasing contributions from its new Spokane and southwest Idaho markets accounted for the growth in both loans and deposits over the same period last year.
The Company’s overall credit quality remained strong, with non-performing loans totaling $1.8 million or 0.26% of net loans as of March 31, 2007, compared to $1.2 million or 0.21% of net loans at March 31, 2006. Annualized net charge-offs to average net loans were 0.06% for the quarter ended March 31, 2007 compared to 0.02% for the quarter ended March 31, 2006.
Total equity increased to $80.9 million at March 31, 2007, an 18.7% increase over March 31, 2006. The increase in equity resulted from the retention of the bank’s net income and the increase in the market value of the available for sale investment portfolio. Book value per share at March 31, 2007 totaled $10.86 versus $9.35 at March 31, 2006.
“2007 heralds a changing, and much more challenging economic environment for banks,” states Hecker. “A slower economy, the continuing flat yield curve, and increasing regulatory oversight will heighten competition for solid profitable relationships in our markets. While these issues will challenge us, we believe IMCB is well-positioned to succeed long-term through our consistent focus on attracting and supporting the best employees in the market, and building highly personalized relationships with our customers and communities.”
Company Activities:
Construction continues on the Company’s Financial and Technical Center in Sandpoint, Idaho. IMCB will occupy approximately one-half of the building as it relocates its Sandpoint branch and consolidates administrative offices. The building is anticipated to be an economic and learning center for the community, with local professional firms occupying part of the space, and the rest devoted to meeting rooms, state-of-the-art learning facilities, a café and a greenspace atrium. The building is scheduled to be completed in the summer of 2007.
The bank broke ground on a new Spokane Valley branch in November 2006. This building will house a full service branch, a home loan center and administrative offices. This will replace the existing Spokane Valley Branch and is scheduled to be completed in the summer of 2007.
About Intermountain Community Bancorp
Intermountain is headquartered in Sandpoint, Idaho, and operates as four separate divisions with twenty banking locations in three states. Its banking subsidiary, Panhandle State Bank, offers financial services through northern Idaho offices in Sandpoint, Ponderay, Bonners Ferry, Priest River, Coeur d’Alene, Post Falls, Rathdrum and Kellogg. Intermountain Community Bank, a division of Panhandle State Bank, operates branches in southwest Idaho in Weiser, Payette, Nampa, Caldwell and Fruitland as well as in Ontario, Oregon. Intermountain Community Bank Washington, a division of Panhandle State Bank, operates a branch in downtown Spokane and a branch in Spokane Valley, Washington. Magic Valley Bank, a division of Panhandle State Bank, operates branches in Twin Falls and Gooding, Idaho.
All data contained in this report have been prepared on a consolidated basis for Intermountain Community Bancorp. IMCB’s shares are listed on the OTC Bulletin Board ticker symbol IMCB.OB.
Additional information on Intermountain Community Bancorp, and its internet banking, can be found at www.intermountainbank.com.
This news release contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such forward looking statement may include but are not limited to statements about the Company’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. These forward looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in the Company’s loan portfolio; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for the Company’s loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.